Exhibit (e)(3)

APPENDIX A

TO THE DISTRIBUTION AGREEMENT

LIST OF PORTFOLIOS

Amended September 10, 2014

BBH Core Select	Class N Shares Class I Shares Retail Class
BBH International Equity Fund	Class N Shares Class I Shares
BBH Limited Duration Fund	Class N Shares Class I Shares
BBH Money Market Fund	Regular Shares Institutional Shares
BBH Intermediate Municipal Bond Fund	Class N Shares Class I Shares Retail Class
BBH Global Core Select	Class N Shares Retail Class
BBH Core Bond Fund	Class N Shares Class I Shares